Exhibit 99.1




Company Contact:                        Financial Communications Contact
Trans World Corporation                 Lippert/Heilshorn & Associates, Inc.
Rami S. Ramadan, CEO                    Klea Theoharis
Tel:  212-983-3355                      212-838-3777
rramadan@ibetworld.com                  ktheoharis@lhai.com


   TRANS WORLD CORPORATION ANNOUNCES THE DIVESTURE OF ITS
                       CASINO IN SPAIN

New York, NY, Jan. 7, 2002--Trans World Corporation
(formerly Trans World Gaming Corp., herein referred to as the "Company" or "TWC"), (OTC Bulletin Board: TWCP) today announced the divesture of its subsidiary, Casino de
Zaragoza ("CDZ"). CDZ, which has been operating at a loss for the last three years, was sold for $10,000,000 on December 31, 2001 to a local casino company.

Commenting on the sale of CDZ, Rami Ramadan, the president and chief executive officer of TWC, said, "This sale will have a positive impact on TWC's balance sheet as long and short term debt will be reduced by 23% and net income for year 2001 will be positive for the first time since 1997."
According to Mr. Ramadan, a substantial portion of the sale proceeds was allocated to eliminate the accrued tax and other liabilities of CDZ on TWC's books.

"With the remaining three business units showing positive improvements in their operations, TWC will be in a better position to focus on the primary goal of the Company-which is future expansion through the addition of profitable business units, including the possible diversification into the hotel industry", added Mr. Ramadan.

Trans World Corporation owns and operates three casinos in Europe and specializes in small to medium sized casinos and gaming parlors in local venues worldwide. The Company's headquarters is located in New York.

"Safe Harbor" Statement under the Private Securities
Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of the Company, the occurrence of which involve certain risks and uncertainties detailed in the Company's filings with the Securities and Exchange
Commission.